Exhibit 10.3

INDEPENDENT CONTRACTOR AGREEMENT

THIS INDEPENDENT CONTRACTOR AGREEMENT (this “Agreement”) is made as of December 17, 2019, by and among Jackson Square Advisors LLC (the “Contractor”), Gilbert Nathan, in his individual capacity as the Managing Member of the Contractor (“Nathan”), and Cloud Peak Energy Inc. (“CPE” or the “Company,” and, together with the Contractor and Nathan, the “Parties” and each a “Party”). It is understood that the Services (as defined below) shall be provided not only to CPE, but also to its subsidiaries, and therefore references herein to the “Company” shall include such subsidiaries of CPE as the context requires but without expanding the obligations of CPE hereunder.

WHEREAS, on May 10, 2019, the Debtors filed voluntary petitions for relief under chapter 11 of title 11 of the United States Code, 11 U.S.C. §§ 101, et seq., which are being jointly administered under Case No. 19-11047 (the “Chapter 11 Cases”);

WHEREAS, in connection with the Chapter 11 Cases, on October 22, 2019, the Debtors filed the Revised First Amended Joint Chapter 11 Plan of Cloud Peak Energy Inc. and Certain of its Debtor Affiliates [Docket No. 744] (as may be amended from time to time, the “Plan”), which was subsequently approved by the Findings of Fact, Conclusions of Law, and Order (I) Approving the Debtors’ Disclosure Statement and (II) Confirming the Revised First Amended Joint Chapter 11 Plan of Cloud Peak Energy Inc. and Certain of Its Debtor Affiliates (the “Confirmation Order”)1

WHEREAS, upon and following the date that the Plan becomes effective following the confirmation of the Plan by an order of the United States Bankruptcy Court for the District of Delaware (such date, the "Effective Date"), the Company shall continue in existence as a going concern in accordance with the terms of the Plan and the Shareholders Agreement to be entered effective as of the Effective Date among CPE and the holders of the equity of CPE (the “Stockholders”), the New Certificate of Incorporation as ratified by the Confirmation Order, and the New Bylaws as ratified by the Confirmation Order (collectively, the “Governance Documents”);

WHEREAS, the Contractor has certain skills and abilities that are useful to the Company and is an independent contractor willing to provide assistance to the Company in connection with the operation and management of its business upon and following the Effective Date;

WHEREAS, the Contractor will provide Nathan to perform the Services;

WHEREAS, the Company desires to engage the services of the Contractor to perform the Services; and

WHEREAS, the Contractor has advised the Company of the Contractor’s and Nathan’s willingness, ability and desire to provide the Services to Company on an ongoing but non-exclusive basis.

NOW, THEREFORE, it is agreed as follows:

1.     Term. The Parties agree that the Contractor’s performance of its duties and obligations in the performance of the Services for the benefit of the Company and the Stockholders shall commence on the Effective Date and shall continue on an on-going basis until the fifth anniversary of the Effective Date, unless earlier terminated according to the terms of Section 7 of this Agreement (the applicable period, the “Term”). Upon reasonable request from the Stockholders, the Contractor agrees that it shall in good faith negotiate an extension of the Term.

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1 Capitalized terms used but not defined herein shall have the meanings ascribed to them in the Plan.

2.     Services.

(a)       The services to be provided by the Contractor shall be substantially those set forth in Annex A attached hereto and such other services reasonably requested and/or required from time to time by the Company in connection with the operation and management of the Company’s business (the “Services”). The Contractor shall provide the Company with the Services and shall make Nathan available to perform the Services for the Company, although such Services will be provided at such times and in such manner as the Contractor reasonably determines. The Contractor shall, and shall cause Nathan to, perform the Services with all reasonable skill and care, exercising its and his own independent judgment as to the means and methods by which the Services will be accomplished. Contractor shall furnish, at Contractor’s own expense, the office space, equipment, supplies and other materials used to perform the Services. For the avoidance of doubt, (i) unless otherwise approved by the Stockholders in accordance with the Governance Documents, the Contractor’s Authorized Powers (as defined in Section 3 below) shall not include any authority to execute, terminate, amend, or otherwise modify this Agreement on behalf of the Company, and (ii) the Services are not intended to be provided on a full time basis. Notwithstanding anything herein to the contrary, neither the Contractor nor Nathan shall take any action on behalf of the Company (including for the avoidance of doubt, the subsidiaries of CPE) that requires the approval of the Stockholders under the Governance Documents without such approval of the Stockholders.

(b)        Nathan hereby agrees that he shall cause the Contractor to timely perform its obligations under this Agreement.

(c)       In addition, Nathan hereby agrees that (i) as of the Effective Date and during the Term he shall serve as a director and as the Chief Executive Officer of CPE and the Reorganized Subsidiaries in the case of any Reorganized Subsidiary that has one or more directors or officers, as applicable, and (ii) during the Term he shall serve as a director and officer of any other subsidiaries of the Company as appointed by the Stockholders in accordance with the Governance Documents, in each case subject to removal from any or all such positions upon notice from the Company as determined by the Stockholders in accordance with the Governance Documents. Nothing herein shall limit Nathan’s fiduciary duties as an officer or director of the Company under the Governance Documents, the Delaware General Corporation Law or otherwise.

3.     Independent Contractor. The Contractor shall perform the Services contemplated by this Agreement as an independent contractor to the Company.

(a)       Waiver of Employment Rights: Nathan acknowledges and agrees that he is not entitled to, and hereby waives all claim to, any of the rights, privileges, or benefits of an employee of the Company or any of the Company’s affiliates, including, without limitation, wages, vacation, termination or severance pay, worker’s compensation, unemployment insurance compensation, life insurance, social security benefits, disability insurance benefits, retirement benefits, coverage, welfare benefits, employee perquisites, or any other benefits.

(b)        Authorized Powers: Notwithstanding the foregoing, the Company expressly acknowledges and agrees that the Contractor has the authority, solely with respect to the Services provided to the Company during the Term of this Agreement and subject to the Governance Documents, to (a) act as an agent or representative of the Company and (b) act for or bind the Company (the “Authorized Powers”). The Contractor’s Authorized Powers include the authority to execute and approve contracts reasonably related to the Services, subject to the Governance Documents and to any limitation that the Stockholders may establish in writing from time to time. The Contractor’s Authorized Powers do not permit the Contractor to respond to or accept offers to purchase all or any portion of the Company or incur additional debt on behalf of the Company without the prior written approval of the majority of the holders of the New Parent Equity. As part of the Contractor’s Authorized Powers, subject to the

Governance Documents, the Contractor or Nathan may execute agreements or amendments thereto on behalf of the Company as “authorized representative” or under the title Chief Executive Officer, as applicable.

(c) Income Taxes and Withholdings: Contractor is solely responsible for its income and other taxes and the Company shall not, except as required by applicable law, withhold on behalf of the Contractor any sums for income tax, unemployment insurance or social security pursuant to any law or requirement of any governmental agency including, without limitation, unemployment tax, federal, state or foreign income tax, federal social security (FICA) payments and disability insurance taxes. The Contractor shall make such tax payments as may be required by applicable law and agrees to indemnify and hold the Company harmless from any liability the Company may incur resulting from or arising out of the Contractor’s failure to make such tax payments.

(d)       Director and Officer Insurance: The Company intends to purchase customary policies of director and officer insurance.

(e)       Location of Services: The Contractor shall primarily utilize Contractor’s own office facilities in the performance of the Services.

4.     Disclosure of Information. Commencing on the date hereof and during the Contractor’s engagement as an independent contractor performing the Services for the Company, the Contractor and Nathan may have access to or become familiar with information of a confidential or proprietary nature which pertains to the Company, the business operations of the Company and its respective affiliates, subsidiaries or business partners (“Confidential Information”). As of the date hereof and continuing thereafter, the Contractor and Nathan each agree not to use or disclose to any person, firm, company or other business entity, except as required in connection with the reasonable performance of the Services and in compliance with the terms of this Agreement, any Confidential Information, for any reason or purpose whatsoever, nor shall the Contractor or Nathan make use of any Confidential Information for the Contractor’s or Nathan’s purposes or for the benefit of any person or entity, other than the Company and its affiliates. Furthermore, the Contractor and Nathan each agree that, upon ceasing to perform the Services for the Company, the Contractor and Nathan will promptly return to the Company or destroy any documents, materials or data (and copies of such documents, materials or data) containing any Confidential Information. Any Confidential Information incapable of being returned or destroyed shall remain subject to the confidentiality terms set forth in this Section 4 in perpetuity, although neither the Contractor or Nathan shall have liability for any unauthorized use or access to Confidential Information stored on any of the Contractor’s or Nathan’s devices that the Contractor or Nathan makes available to Company for removal of Confidential Information. For the avoidance of doubt, the execution of this agreement shall in no way affect that certain Confidentiality Agreement, dated as of November 8, 2019, by and between Nathan and Cloud Peak Energy, Inc. (and its subsidiaries and affiliates).

5.     Reimbursement of Expenses. The Contractor will submit requests for reimbursement to the Company for any reasonable, documented, out-of-pocket expenses incurred by the Contractor or Nathan due to any travel in connection with the performance of the Services or other ancillary business expenses reasonably related to the Services (“Expenses”). The Contractor will from time to time, and upon request by the Stockholders, provide the Stockholders with documentation of any Expenses. The Company shall pay undisputed reimbursement requests for Expenses incurred by the Contractor within 45 calendar days after the Company’s receipt of the Contractor’s written request. In order to be eligible for reimbursement, the Contractor must submit Expense reimbursement requests to the Company within 120 days of the Contractor’s or Nathan’s payment of the original Expense. All Expenses incurred but not reimbursed prior to termination of Contractor’s Services hereunder for any or no reason shall be due and payable promptly following termination subject to prompt remittance of substantiation for such expenses. Additionally, reasonable legal fees incurred by the Contractor in the preparation and/or review of this Agreement shall also be reimbursed by the Company with a cap of $7,500.

6.     Base Compensation. As full and complete payment for the Services to be rendered hereunder, the Contractor shall be paid base compensation at the rate of (i) $75,000 per annum from the Effective Date through the second anniversary of the Effective Date, and (ii) $60,000 per annum from the second anniversary of the Effective Date through the fifth anniversary of the Effective Date (as applicable, the “Base Compensation”), which will be paid in substantially equal installments on no less than a monthly basis and pro-rated for partial calendar years of service. The Company will issue to the Contractor an Internal Revenue Service Form 1099 with respect to any Base Compensation paid to the Contractor.

7.     Termination.

(a)   Termination by Company Without Cause: This Agreement, as well as the Contractor’s status as an independent contractor with the Company, may be terminated by the Company without Cause (as defined below) upon seven (7) days’ written notice to the Contractor. In the event of the Contractor’s termination without Cause by the Company, the Company will pay to the Contractor an amount determined as follows: (i) if such termination occurs prior to the eighteen (18) month anniversary of the Effective Date, an amount equal to twenty-four (24) months’ Base Compensation less the amount of any Base Compensation paid to the Contractor under Section 6, and (ii) if such termination occurs following the eighteen (18) month anniversary of the Effective Date, an amount equal to six (6) months of Base Compensation (such amount as applicable, the “Termination Fee”). Such Termination Fee will be paid in a lump sum within thirty (30) days following the termination date contingent upon (A) the Parties entering into a mutual release of claims reasonably acceptable to the Parties and (B) the Contractor and Nathan agreeing to provide upon request reasonable transition services to the Company, without additional compensation, for a period of up to thirty (30) days following the termination date. For clarity, the Contractor will not be eligible to receive the Termination Fee upon the Contractor’s termination for Cause under Section 7(b), the Contractor’s voluntary termination under Section 7(c) or for the Contractor’s termination upon the death or Disability of Nathan under Section 7(d). The Company will issue to the Contractor an Internal Revenue Service Form 1099 with respect to any Termination Fee paid to the Contractor.

(b)        Termination by Company for Cause: The Company may terminate this Agreement for Cause, meaning the Contractor or Nathan (i) neglects to perform or its or his nonperformance of the Services (although poor performance or failure to achieve performance results shall not constitute Cause); (ii) fails to comply with any reasonable and legal directive of the Stockholders provided in accordance with the Governance Documents and consistent with the Services and this Agreement; (iii) engages in embezzlement, misappropriation, bad faith, or fraud related to the Contractor’s independent contractor obligations to the Company; (iv) is convicted of or pleads nolo contendere to a crime that constitutes a felony (or the state law equivalent) or a crime that otherwise materially impairs the Contractor’s or Nathan’s ability to perform the Services for the Company or results in harm to the Company or its affiliates; or (v) willfully discloses Confidential Information. Cause shall exist only if notice of such grounds purporting to constitute Cause is given by the Stockholders within thirty (30) calendar days from the day the Stockholders are given notice of such grounds, and so long as to the extent reasonably curable, the Contractor is afforded a cure period of no less than fifteen (15) calendar days within which to remedy any such purported grounds.

(c)       Termination by Contractor: This Agreement, as well as the Contractor’s status as an independent contractor with the Company, may be terminated by the Contractor with or without cause upon one-hundred twenty (120) days’ written notice to the Company, which period the Company may shorten in its sole discretion upon notice to the Contractor. The Contractor and Nathan agree that during the period from the date of such notice through the termination date they shall (i) continue to provide the Services and (ii) provide upon request reasonable transition services to the Company, without additional compensation.

(d)       Termination for Death or Disability: This Agreement, as well as the Contractor’s status as an independent contractor with the Company, shall terminate automatically upon the death or Disability (defined below) of Nathan. For the purposes of this Agreement, “Disability” shall mean Nathan’s inability, due to physical or mental incapacity, to perform the essential functions of his independent contractor Services, for one hundred twenty (120) days out of any consecutive three hundred sixty-five (365) day period or for ninety (90) consecutive days as determined by an independent qualified physician reasonably selected by the Parties.

8.     Representations. The Contractor and Nathan represent and warrant that: (a) performance of the Services shall not violate: (i) any applicable law, rule, ordinance, regulation or order; (ii) any contracts or agreements between Contractor or Nathan and any third parties; or (iii) the rights of any person or entity in or to any patent, trademark, trade name, copyright, trade secret, license or other proprietary or similar right; (b) the Services shall be performed by Contractor and Nathan in a professional and workmanlike manner, (c) neither Contractor or Nathan perform work exclusively for the Company, (d) Nathan holds, and during the Term shall at all times hold, 100% of the outstanding equity interests in Contractor, and no other person or entity has, or at any time during the Term will have, any ownership interest in Contractor, and (e) no person other than Nathan serves, or at any time during the Term will serve, as an officer, director or employee of Contractor.

9.     Notices. No notice or other communication shall be deemed given unless sent in any of the manners, and to the persons, as specified in this Section 9. All notices or communications to the Company or the Stockholders hereunder shall be provided in accordance with the Governance Documents, if applicable, and in any event in accordance with applicable law. All notices and other communications to the Contractor or Nathan hereunder shall be in writing and shall be deemed given: (a) upon receipt if delivered personally (unless subject to clause (b)) or if mailed by registered or certified mail return receipt requested and postage prepaid; (b) at noon on the date after dispatch if sent by a nationally recognized overnight courier; or (c) by a successfully received e-mail transmission, and shall be sent to:

Gilbert E. Nathan

c/o Jackson Square Advisors LLC

606 Post Road East #624

Westport, CT 06880

Email: gil@jacksonsquareadvisors.com

10.  Work Made for Hire. During the course of the Contractor’s engagement as an independent contractor performing the Services for the Company, the Contractor or Nathan will develop or create for the Company certain work product, practices, concepts, techniques, inventions, and other works of original authorship, and improvements and/or enhancements thereto (collectively, the “Work Product”). The Contractor and Nathan agree and confirm that the Company shall be the exclusive owner of all right and title in and to the Work Product, including all intellectual property rights therein. The Parties agree and confirm that all Work Product shall be deemed to be a “work made for hire.” The Contractor and Nathan agree to transfer, assign and grant to the Company all rights, title and interest in the Work Product. Contractor and Nathan shall give the Company and any person designated by the Company, at the Company’s expense, all assistance reasonably required to perfect the rights to Work Product. At any time during or after the Term of this Agreement, Contractor and Nathan will cooperate in executing any and all documents reasonably necessary to confirm the Company’s rights with respect to the Work Product.

11.  Amendment; Waiver. No amendment, modification or waiver of any provision of this Agreement shall be effective unless such amendment, modification or waiver is approved in writing by each of (a) the Contractor and (b) subject to the approval of the Stockholders, the Company. The failure of any Party to enforce any of the provisions of this Agreement applicable to such Party shall in no way be construed as a waiver of such provisions and shall not affect the right of such party thereafter to enforce each and every provision of this Agreement applicable to such Party in accordance with its terms. The waiver by any Party of a breach of any provision of this Agreement applicable to such Party shall not operate or be construed as a waiver of any subsequent breach of any provision of this Agreement applicable to such Party.

12.  Governing Law. The provisions of this Agreement shall be governed by and construed in accordance with the laws of the State of New York, without regard to the conflicts of law rules of such state that would result in the application of the law of another jurisdiction.

13.  Indemnification. The Contractor shall defend, indemnify and hold harmless the Company from and against all claims, liability, losses, damages and expenses (including reasonable attorneys’ fees and court costs) arising from, or related to, any negligent or intentional action or omission of the Contractor or Nathan, or in connection with a breach of any representation or warranty of the Contractor or Nathan set forth herein. The Company shall indemnify and hold harmless the Contractor, from and against all third party claims arising out of any acts or omissions committed by the Contractor or Nathan during the performance of the Services contemplated by this Agreement, except in the case of gross negligence, fraud, bad faith or a breach of this Agreement by the Contractor or Nathan. In the event of a conflict between this Section 13 and the indemnification provisions in the Governance Documents, this Section 13 shall prevail.

14.  Injunctive Relief. The Contractor and Nathan each acknowledge that its or his breach or threatened breach of any of the provisions contained in this Agreement will give rise to irreparable injury to the Company, inadequately compensable in damages. Accordingly, the Company shall be entitled to seek and obtain injunctive relief (without posting of a bond) against the breach or threatened breach of the foregoing undertakings, in addition to any legal remedies which may be available. The Contractor and Nathan further acknowledge and agree that the covenants contained herein are necessary for the protection of the Company’s legitimate business interests and are reasonable in nature.

15.  Arbitration. Except as provided in Section 1214 of this Agreement, any dispute arising between any of the Parties under this Agreement, under any statute, regulation, or ordinance, and/or in connection with the Services provided to the Company by the Contractor shall be submitted to binding arbitration before the American Arbitration Association (“AAA”) for resolution. Such arbitration shall be conducted in New York, New York, and the arbitrator will apply New York law, including federal law as applied in New York courts. The arbitration shall be conducted in accordance with AAA’s Arbitration Rules and Procedures as modified herein. The arbitration shall be conducted by a single arbitrator and the award of the arbitrator shall be final and binding on the Parties, and judgment on the award may be confirmed and entered in any state or federal court in the State of New York. The arbitration shall be conducted on a strictly confidential basis, and neither the Contractor or Nathan shall disclose the existence of a claim, the nature of a claim, any documents, exhibits, or information exchanged or presented in connection with such a claim, or the result of any action (collectively, “Arbitration Materials”), to any third party, with the sole exception of Contractor’s legal counsel, who also shall be bound by these confidentiality terms. In the event of any court proceeding to challenge or enforce an arbitrator’s award, the Parties hereby consent to the exclusive jurisdiction of the state and federal courts in New York, New York and agree to venue in that jurisdiction. The Parties agree to take all steps necessary to protect the confidentiality of the Arbitration Materials in connection with any such proceeding, agree to file all Confidential Information (and any documents containing Confidential Information) under seal, and agree to the entry of an appropriate protective order encompassing the confidentiality terms of this Agreement.

16.  Confidentiality. The Parties shall take commercially reasonable efforts to keep this Agreement confidential, other than sharing this Agreement with (i) their respective tax and legal advisors (and in the case of Nathan, his immediate family) and (ii) the Stockholders and their respective tax and legal advisors.

17.  Entire Agreement. This Agreement supersedes any prior term sheets, understandings, and agreements, and constitutes the entire agreement among the Parties with respect to the subject matter hereof. Any Annexes hereto shall be incorporated into this Agreement as fully part of this Agreement.

18.  Offset. No amounts provided for in this Agreement shall be subject to offset.

19.  Counterparts. This Agreement may be executed in separate counterparts, each of which is hereby deemed to be an original and all of which taken together constitute one and the same agreement. Any executed counterpart may be delivered by email or other electronic means and such counterpart delivered by email or other electronic means shall be deemed an original. No party hereto or to any such agreement or instrument shall raise the use of email or other electronic means to deliver a signature or the fact that any signature or agreement or instrument was transmitted or communicated through the use of email or other electronic means as a defense to the formation or enforceability of a contract and each such party forever waives any such defense.

20.  Successors and Assigns. This Agreement shall bind and be enforceable by the successors of the Company. This Agreement may not be assigned by any Party without the consent of the other Parties.

21.  Amendment and Waiver. Subject to the limitations on the Contractor’s Authorized Powers related to the execution, termination, amendment or modification of this Agreement on behalf of the Company set forth in Section 3, the provisions of this Agreement may be amended and waived only with the prior written consent of each of the Parties.

22.  Fees. In the event that the Company or the Contractor incurs attorneys’ fees to successfully enforce this Agreement against the other, such other Party shall indemnify the enforcing Party for such fees to the extent reasonably incurred.

23.  Action on Behalf of the Company. All determinations by the Company under this Agreement, including the exercise by the Company of rights or remedies hereunder, shall be made by the holders of a majority of the outstanding Common Stock of the Company.

[Signature Page Follows]

IN WITNESS WHEREOF, the Company and the Contractor have executed this Agreement as of the Effective Date.

JACKSON SQUARE ADVISORS LLC

By:   /s/ Gilbert Nathan

Name: Gilbert Nathan

Title:   Managing Member

Gilbert Nathan

[Signature Page to the Independent Contractor Agreement]

CLOUD PEAK ENERGY INC.

By:   /s/ Gilbert Nathan

Name: Gilbert Nathan

Title:   Chief Executive Officer

[Signature Page to the Independent Contractor Agreement]

Annex A

Description of Services

•	General day-to-day management and oversight of the Company and its affairs.

•	Pursue and enforce royalty interests owed to the Company, including the Royalty Interest.

•	File federal and state tax returns and collect tax refunds, including any credits under the Alternative Minimum Tax due to the Company.

•	Facilitate payments of interest, principal and any other amounts due on account of the Amended Prepetition Notes.

•	Prepare financial statements.

•	Reconcile and make distributions to priority and administrative claims as may be necessary under the Plan.

•	Monetize residual estate assets, including real estate, tax attributes, deferred tax assets and those causes of action on the List of Retained Causes of Action.

•	Collect collateral and related interest payments in accordance with the terms of various agreements executed by and between, among others, non-debtor Cloud Peak Energy Receivables LLC, the Servicer, the Originators, PNC Bank, N.A., and the various conduit purchasers, related committed purchasers, LC participants, and purchaser agents that established an accounts receivable securitization program through which the Company has access to a revolving credit facility.

•	Collect refunds on surety bond premiums and other insurance premiums.

•	Review requests for waiver of transfer restrictions on the New Parent Equity.

•	Providing information to the Stockholders in accordance with the Governance Documents.

•	Enforcing the stock transfer restrictions under the Governance Documents.

•	Managing litigation.

•	Causing Nathan to comply with his obligations under Section 2(c) of the Agreement.